Exhibit 10.2

CONTRIBUTION, ASSIGNMENT, AND ASSUMPTION AGREEMENT

DATED AS OF [_________], 2016

BY AND BETWEEN

(as Transferor)

AND

HUNTING DOG CAPITAL CORP.

(as Transferee)

CONTRIBUTION, ASSIGNMENT, AND ASSUMPTION AGREEMENT

THIS CONTRIBUTION, ASSIGNMENT, AND ASSUMPTION AGREEMENT (this “Agreement”), dated as of [_______], 2016, is made by and between _________, an individual resident in the State of California (the “Transferor”), and Hunting Dog Capital Corp., a corporation organized under the laws of the State of Delaware (the “Transferee”).

RECITALS

WHEREAS, Transferor currently owns a limited liability company interest in Hunting Dog Capital LLC, a limited liability company organized under the laws of the State of California (the “Company”), representing a [ ]% percentage interest in the Company (the “Interest”);

WHEREAS, the rights and obligations of Transferor with respect to the Interest are as set forth in the Operating Agreement of the Company dated as of January 4, 2007, between Transferor, _________________(such operating agreement, as amended, the “Operating Agreement”);

WHEREAS, Transferor desires, effective as of the Effective Time (as defined below), to contribute and irrevocably assign, transfer, set over, and convey to Transferee, and Transferee desires to accept and assume from Transferor, all of Transferor’s right, title, and interest in and to the Interest;

WHEREAS, also at the Effective Time, the other holders of limited liability company interests in the Company will assign those interests to Transferee such that, immediately following the Effective Time, Transferee will own 100% of the issued and outstanding limited liability company interests of the Company;

NOW THEREFORE, in consideration of the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

AGREEMENT

1.	Contribution, Assignment, and Assumption.

(a)            Subject to the terms and conditions set forth herein, effective as of [12:01 a.m.] on [__________], 2016 (the “Effective Time”), Transferor hereby contributes, assigns, transfers, and delivers to Transferee all of Transferor’s right, title and interest in and to the Interest, free and clear of all liens, pledges, security interests, options, or other legal or equitable encumbrances (collectively, “Liens”).

(b)            As consideration for the Interest, Transferee accepts and assumes the Interest as of the Effective Time, and contemporaneously with the Effective Time shall issue to Transferor [____] shares of the common stock, par value $0.01 per share, of Transferee.

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(c)            The parties intend that the contribution, assignment, and assumption contemplated by this Agreement shall be a tax-free exchange pursuant to Section 351 of the Internal Revenue Code of 1986, as amended, and shall at all times act consistent with the foregoing characterization.

2.	Representations and Warranties.

2.1	By Transferor to Transferee. Transferor hereby represents and warrants to Transferee as follows:

(a)            Transferor is, and immediately prior to the Effective Time will be, the sole owner of the Interest, free and clear of all Liens, and will transfer the Interest to Transferee free and clear of all Liens. Transferor has not transferred, and as of the Effective Time will not have transferred, any rights under or claims relating to the Interest to any other party.

(b)            Transferor is not in material default of any of its obligations under the certificate of formation or Operating Agreement of the Company, in each case as currently in effect.

(c)            Transferor has the requisite legal capacity to execute and deliver this Agreement, to perform his obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Transferor and constitutes the valid and binding agreement of Transferor, enforceable against Transferor in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(d)            None of the negotiation, execution, or delivery of this Agreement by Transferor, the performance by Transferor of its obligations hereunder, or the consummation by Transferor of the transactions contemplated hereby will (i) constitute a breach, violation or default (or be an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement, or other instrument to which Transferor is a party, or by which any of his properties or assets are bound, (ii) result in the creation of any Lien upon the Interest, or (iii) constitute a violation of any law applicable to Transferor or any of his properties or assets, in each case except for such breaches, violations, defaults, terminations, or liens that would not reasonably be expected to have a material adverse effect on the ability of Transferor to perform his obligations hereunder.

(e)            Without in any way limiting the foregoing paragraph (d), immediately following the Effective Time, the Company shall continue as the investment manager to HD Special-Situations II, LP, and HD Special-Situations III, LP, without any adverse change to the benefits to be received or the services to be performed by the Company as a result of the transactions contemplated by this Agreement.

(f)            No authorization, consent, or approval of, or filing with, any governmental authority, and no consent or approval of any other third party or parties which has not been obtained, is necessary for the consummation by Transferor of the transactions contemplated by this Agreement.

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(g)            There are no actions or proceedings against, or investigations of, Transferor pending, or, to the knowledge of Transferor, threatened, before any governmental authority (i) asserting the invalidity of this Agreement or (ii) seeking to prevent the assignment of the Interest or the consummation of the transactions contemplated by this Agreement by Transferor.

2.2	By Transferee to Transferor. Transferee hereby represents and warrants to Transferor as follows:

(a)            Transferee is duly formed and validly existing under the laws of the State of Delaware and has all requisite authority to own, lease, and operate its properties and to carry on its business as now being conducted.

(b)            Transferee has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Transferee, the performance by it of its obligations hereunder, and the consummation by it of the transactions contemplated hereby have been duly and validly authorized under the organizational documents of Transferee. This Agreement has been duly and validly executed and delivered by Transferee and constitutes the valid and binding agreement of Transferee, enforceable against Transferee in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c)            None of the negotiation, execution, or delivery of this Agreement by Transferee, the performance by Transferee of its obligations hereunder, or the consummation by Transferee of the transactions contemplated hereby will (i) constitute a breach or violation under Transferee’s organizational documents, (ii) constitute a breach, violation, or default (or be an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the creation of any lien upon any of Transferee’s properties or assets under, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement, or other instrument to which Transferee is a party, or by which any of its properties or assets are bound, or (iii) constitute a violation of any law applicable to it or any of its properties or assets, in each case except for such breaches, violations, defaults, terminations, or liens that would not reasonably be expected to have a material adverse effect on the ability of Transferee to perform its obligations hereunder.

(d)            No authorization, consent, or approval of, or filing with, any governmental authority, and no consent or approval of any other third party or parties which has not been obtained, is necessary for the consummation by Transferee of the transactions contemplated by this Agreement.

(e)            There are no actions or proceedings against, or investigations of, Transferee pending, or, to the knowledge of Transferee, threatened, before any governmental authority (i) asserting the invalidity of this Agreement or (ii) seeking to prevent the assignment of the Interest or the consummation of the transactions contemplated by this Agreement by Transferee.

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All representations and warranties made by the parties in this Article 2 shall survive the closing of the transactions contemplated by this Agreement and any termination hereof.

3.            Further Assurances. Transferor and Transferee shall execute and deliver, both at and after the Effective Time, such instruments and take such further actions as either party hereto may, from time to time, reasonably request in order to effectuate the purposes and to carry out the terms of this Agreement. Without limiting the generality of the foregoing, following the Effective Time, Transferor shall execute any notice or instrument of transfer, assignment, or conveyance reasonably requested by Transferee to more fully confirm or effect the transfer of the Interest.

4.            Notices.   Any notice required or permitted by or in connection with this Agreement, without implying the obligation to provide any such notice, shall be sent in writing to the appropriate addresses set forth below, or to such other addresses as may be hereafter specified by written notice by any party hereto. Any such notice shall be deemed to be effective one (1) business day after dispatch if sent by overnight delivery, express mail, or Federal Express or three (3) business days after mailing if sent by first class mail with postage prepaid. All notices shall be considered to be effective upon receipt if accomplished by hand delivery or by facsimile (with answer-back confirmation).

If to Transferor:

____________________

c/o Hunting Dog Capital LLC

One Maritime Plaza, Suite 825

San Francisco, CA 94111

Facsimile No.: 415.236.6023

If to Transferee:

Hunting Dog Capital Corporation

One Maritime Plaza, Suite 825

San Francisco, CA 94111

Attention: Todd Blankfort

Facsimile No.: 415.236.6023

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5.            Choice of Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts formed and to be performed entirely within the State of California, without regard to the conflicts of law principles or rules thereof, to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. Any litigation based hereon, or arising out of, under, or in connection with this Agreement shall be brought and maintained exclusively in the courts of the State of California or in any United States District Court located in the State of California. The parties hereto hereby expressly and irrevocably submit to the jurisdiction of the courts of the State of California or any United States District Court located in the State of California for the purpose of any such litigation as set forth above. The parties hereto further irrevocably consent to the service of process by registered mail, postage prepaid, or by personal service within or without the State of California. Each of the parties hereto hereby expressly and irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in an inconvenient forum. The parties hereto waive any right to a trial by jury in any action or proceeding to enforce or defend any rights under this Agreement, and agree that any such action or proceeding shall be tried before a court and not before a jury.

6.            Final Agreement. This Agreement (and any separate documentation entered into in accordance with Section 3) shall constitute the final and entire agreement and understanding of the parties with respect to the subject matter of this Agreement. Any terms and conditions not set forth in this Agreement are not a part of this Agreement, and the understanding of the parties hereto may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. No amendment, variation, modification, or change hereof shall be binding on any party hereto unless set forth in a document executed by each of the parties.

7.            Severability. If any paragraph, section, sentence, clause, or phrase contained in this Agreement shall become illegal, null, void, or against public policy for any reason, or shall be held by any court of competent jurisdiction to be illegal, null, void, or against public policy, the remaining paragraphs, sections, sentences, clauses, or phrases contained in this Agreement shall not be affected thereby to the extent that the fundamental intent of the parties hereto can be carried out absent such provision.

8.            Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. Any party may deliver an executed copy of this Agreement and of any documents contemplated hereby by facsimile or other electronic transmission to the other party, and such delivery shall have the same force and effect as any other delivery of a manually signed copy of this Agreement or of such other documents.

9.            Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Neither Transferor nor Transferee shall assign any of his or its rights or obligations hereunder without the prior written consent of the other party hereto.

10.         Certain Definitions; Etc. Whenever the context so requires, the singular number shall include the plural and the plural shall include the singular. Titles and captions of or in this Agreement are inserted only as a matter of convenience and for reference, and in no way affect the scope or intent of this Agreement. Also, (i) “applicable law” means all provisions of any constitution, statute, law, rule, regulation, decision, order, writ, decree, judgment, injunction, release, license, permit, stipulation, or other official pronouncement enacted, promulgated, or issued by any governmental authority, (ii) “governmental authority” means any legislative, executive, judicial, quasi-judicial, or other public authority, agency, department, bureau, division, unit, court, arbitrator, tribunal, or other public body, person, or entity, and (iii) “including” means “including without limitation.”

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IN WITNESS WHEREOF, the parties have executed this Contribution, Assignment, and Assumption Agreement as of the date first written above.

TRANSFEROR:

TRANSFEREE:

HUNTING DOG CAPITAL CORP.

By:
Name:
Title:

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